EXHIBIT 10.1





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                              CREDIT AGREEMENT



                                By and Among


                                 FLEET BANK,


                            MARINE MIDLAND BANK,


                     FLEET BANK, AS ADMINISTRATIVE AGENT


                                   - and -


                        COLUMBUS McKINNON CORPORATION





                         DATED AS OF AUGUST 5, 1996

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
                              TABLE OF CONTENTS


                                                                         PAGE



ARTICLE I.     DEFINITIONS                                                  1
     Section 1.01  Certain Definitions                                      1
     Section 1.02  Accounting Terms                                         9
     Section 1.03  Construction                                             9

ARTICLE II.    AMOUNT AND TERM OF REVOLVING LOANS                          10
     Section 2.01  Revolving Credit Commitment                             10
     Section 2.02  Notice and Manner of Borrowing                          10
     Section 2.03  Revolving Credit Notes                                  11
     Section 2.04  Non-Receipt of Funds by Administrative Agent            11
     Section 2.05  Conversions and Renewals                                12
     Section 2.06  Interest Pricing Grid                                   13
     Section 2.07  Commitment Fee                                          14
     Section 2.08  Prepayments                                             15
     Section 2.09  Method of Payment                                       15
     Section 2.10  Illegality                                              16
     Section 2.11  Disaster                                                16
     Section 2.12  Funding Loss Indemnification                            16

ARTICLE III.   LETTERS OF CREDIT                                           17
     Section 3.01  Standby and Trade Letters of Credit                     17
     Section 3.02  Reimbursement                                           17
     Section 3.03  Indemnity for Costs                                     18
     Section 3.04  Fees                                                    18
     Section 3.05  Reimbursement Unconditional                             18
     Section 3.06  Validity and Sufficiency of Documents                   19
     Section 3.07  Successors                                              20

ARTICLE IV.    USE OF LOANS                                                20

ARTICLE V.     CONDITIONS PRECEDENT                                        20
     Section 5.01  Documents                                               20
     Section 5.02  No Default                                              20
     Section 5.03  Representations and Warranties                          20
     Section 5.04  Guaranties                                              21
     Section 5.05  Authorization                                           21
     Section 5.06  Certain Corporate Documents                             21
     Section 5.07  Legal Opinion                                           21
     Section 5.08  Amendments                                              21

ARTICLE VI.    REPRESENTATIONS AND WARRANTIES                              22
     Section 6.01  Existence                                               22
     Section 6.02  Authority                                               22
     Section 6.03  Binding Effect                                          22

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

     Section 6.04  Financial Data                                          23
     Section 6.05  Liens and Encumbrances                                  23
     Section 6.06  Tax Obligations                                         23
     Section 6.07  Indebtedness and Liabilities                            23
     Section 6.08  Use of Proceeds and Margin Security                     24
     Section 6.09  Investments                                             24
     Section 6.10  Litigation and Proceedings                              24
     Section 6.11  Other Agreements                                        24
     Section 6.12  Compliance with Laws and Regulations                    24
     Section 6.13  Patents, Trademarks and Licenses                        25
     Section 6.14  ERISA                                                   25
     Section 6.15  Assets                                                  26
     Section 6.16  Investment Company Act                                  27
     Section 6.17  Licenses and Permits                                    27
     Section 6.18  Environmental Compliance                                27
     Section 6.19  Subsidiaries                                            28
     Section 6.20  Full Disclosure                                         29
     Section 6.21  Survival of Warranties                                  29

ARTICLE VII.   AFFIRMATIVE COVENANTS                                       29
     Section 7.01  Payments                                                29
     Section 7.02  Financial Statements                                    29
     Section 7.03  Taxes                                                   30
     Section 7.04  Actions and Claims                                      30
     Section 7.05  Tax Adjustments and Defaults                            30
     Section 7.06  Insurance                                               31
     Section 7.07  Existence of the Borrower                               31
     Section 7.08  Inspections                                             31
     Section 7.09  ERISA Notices                                           31
     Section 7.10  Labor Disputes                                          32
     Section 7.11  Environmental Matters                                   32
     Section 7.12  Proxy Statements, etc.                                  33
     Section 7.13  Leverage Ratio                                          33
     Section 7.14  Interest Coverage Ratio                                 33
     Section 7.15  Debt Service Coverage Ratio                             33

ARTICLE VIII.  NEGATIVE COVENANTS                                          34
     Section 8.01  Indebtedness and Liabilities                            34
     Section 8.02  Encumbrances                                            34
     Section 8.03  Consolidations, Acquisitions, Fundamental Changes       34
     Section 8.04  Guaranties                                              34
     Section 8.05  Disposal of Property                                    35
     Section 8.06  Investments                                             35
     Section 8.07  Transactions with Affiliates                            35
     Section 8.08  Other Business                                          35

ARTICLE IX.    EVENTS OF DEFAULT                                           35
     Section 9.01  Events of Default                                       35
     Section 9.02  Rights of the Banks on Default                          37

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
ARTICLE X.     THE ADMINISTRATIVE AGENT AND THE BANKS                      38
     Section 10.01  Authorization and Action                               38
     Section 10.02  Liability of Administrative Agent                      38
     Section 10.03  Rights of the Administrative Agent as a Bank           39
     Section 10.04  Independent Credit Decisions                           39
     Section 10.05  Indemnification                                        39
     Section 10.06  Successor Administrative Agent                         40
     Section 10.07  Sharing of Payments, Etc.                              40
     Section 10.08  Other Transactions with the Borrower                   41
     Section 10.09  Payments                                               41

ARTICLE XI.    MISCELLANEOUS                                               41
     Section 11.01  Expenses                                               41
     Section 11.02  Entire Agreement                                       42
     Section 11.03  No Waiver; Cumulative Remedies                         42
     Section 11.04  Notices                                                42
     Section 11.05  Governing Law                                          43
     Section 11.06  Other Agreements                                       43
     Section 11.07  Successors and Assigns                                 43
     Section 11.08  Set-Off                                                43
     Section 11.09  WAIVER OF JURY TRIAL                                   43
     Section 11.10  CONSENT TO JURISDICTION                                43


EXHIBITS AND SCHEDULES

     Exhibit A - Revolving Credit Note
     Schedule 1.01 - Permitted Liens
     Schedule 6.06 - Tax Obligations
     Schedule 6.07 - Indebtedness Disclosure
     Schedule 6.10 - Litigation
     Schedule 6.18 - Environmental Matters
     Schedule 8.01 - Indebtedness




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

                                  CREDIT AGREEMENT

          This Credit Agreement is made the 5th day of August, 1996 by and among FLEET BANK, a New York bank and trust company having an office and place of business at 10 Fountain Plaza, Buffalo, New York 14202 ("Fleet"), MARINE MIDLAND BANK, a New York bank and trust company having an office and place of business at One Marine Midland Center, Buffalo, New York 14203 ("Marine"), FLEET BANK, as administrative agent for itself and Marine (in such capacity, the "Administrative Agent"), and COLUMBUS McKINNON CORPORATION, a New York corporation having its principal office and place of business at 140 John James Audubon Parkway, Amherst, New York 14228 ("Borrower").

          Fleet, Marine, the Administrative Agent, and the Borrower hereby agree as follows:
                                 ARTICLE I.
                                DEFINITIONS

          Section 1.01 Certain Definitions. The following terms have the following meanings in this Agreement:

               "ADMINISTRATIVE AGENT" has the meaning set forth in the first paragraph of this Agreement.

               "AFFILIATE" means any Person (as defined herein) (a) that directly or indirectly, or through one or more intermediaries, controls or is controlled by, or is under common control with the Borrower, including, without limitation, the officers and directors of the Borrower, (b) that directly or beneficially owns or holds 10% or more of any voting stock in the Borrower, or
(c) 10% or more of whose voting stock (or in the case of a Person which is not a corporation 10% or more of any equity interest) is owned directly or beneficially by the Borrower. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

               "AGREEMENT" means this Credit Agreement as originally executed and as the same may from time to time be amended or supplemented.

               "ASSETS" has the meaning usually given that term in accordance with GAAP.

               "BANK" means either Fleet or Marine separately.

               "BANKS" means Fleet and Marine collectively.

               "BORROWER" has the meaning set forth in the first paragraph of this Agreement.

               "BORROWING CAPACITY" means, at any time, the amount determined by taking $12,500,000 and subtracting therefrom the maximum amount payable under all outstanding Standby Letters of Credit and Trade Letters of Credit.

               "BORROWER'S LOAN DOCUMENTS" means this Agreement, the Revolving Credit Notes, and any other documents executed and delivered by the Borrower to either or both of the Banks in connection with this Agreement.

               "BUSINESS DAY" means any day other than a Saturday, Sunday, or other day on which commercial banks in Buffalo, New York are authorized or required to close under the laws of the State of New York and, if the applicable day relates to a LIBOR Loan, LIBOR Interest Period or notice with respect to a LIBOR Loan, a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market and banks are open for business in London.

               "CODE" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

               "CONSOLIDATED SUBSIDIARIES" means, as of any date, the Guarantor, Columbus McKinnon Limited, Lift-Tech International Cranes and Hoists, Ltd. and any of the Borrower's other Subsidiaries included as of such date in the consolidated financial statements of the Borrower other than Endor S.A. de CV.

               "CONTROLLED GROUP" means a controlled group of corporations of which the Borrower is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with the Borrower within the meaning of Section 414(c) of the Code or any affiliated service group of which the Borrower is a member within the meaning of Section 414(m) of the Code.

               "CONTROLLED GROUP MEMBER" means each trade or business (whether or not incorporated) which is a member of a Controlled Group.

               "CURRENT ASSETS" means those assets classified as current in accordance with GAAP which would be reflected on the balance sheet of the Borrower.

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
               "CURRENT LIABILITIES" means those Liabilities classified as current in accordance with GAAP which would be reflected on the balance sheet of the Borrower with adequate provisions for all accrued Liabilities, including, without limitation, all federal and state taxes, except those taxes classified as deferred in accordance with GAAP.

               "Distribution" means (a) dividends, except in the form of stock of the Borrower, and (b) the acquisition, redemption or retirement of any stock of the Borrower or of any warrants, rights or options therefor.

               "Environmental Lien" means a lien in favor of the United States government or any state or political subdivision thereof or any governmental entity exercising executive, legislative, judicial regulatory, or administrative functions for (a) any liability under federal, state or local environmental laws or regulations, or (b) damages arising from or costs incurred by any governmental entity in response to a release of a hazardous substance into the environment.

               "EPA Matters" has the meaning set forth in Section 6.18.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import and regulations thereunder, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

               "ERISA Title IV Liability Event" means the occurrence of any one or more of the following events with respect to a Pension Plan subject to Title IV of ERISA: (a) the termination of the plan or the filing with the PBGC or delivery to affected parties of a notice of intent to terminate the plan;
(b) the institution by the PBGC of proceedings to terminate the plan under
Section 4042 of ERISA or the occurrence or existence of any event or condition that constitutes grounds for the PBGC to do so; (c) the occurrence of a Reportable Event; (d) the termination of a plan that is a Multiple Employer Plan or the withdrawal by the Borrower or a Controlled Group Member from a plan that is a Multiple Employer Plan under which the Borrower or a Controlled Group Member was a substantial employer (within the meaning of Sections 4001(a)(2) and 4063 of ERISA); (e) the cessation of operations by the Borrower or a Controlled Group Member at a facility resulting in an event described in Section 4068(f) of ERISA with respect to the plan; or (f) the termination of a plan within five years of participation by the Borrower or a Controlled Group Member in a transaction that would be characterized under Section 4069(a) of ERISA as having as a principal purpose the evasion of liability under Title IV of ERISA with respect to the plan.

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
               "Eurocurrency Reserve Requirement" means, for any LIBOR Loan for any LIBOR Interest Period, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D by the Administrative Agent against "Eurocurrency liabilities" (as such term is used in Regulation D) but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (a) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (b) any category of extension of credit or other assets that include LIBOR Loans.

               "EVENT OF DEFAULT" has the meaning set forth in Section 9.01.

               "FINANCING DOCUMENTS" means the Borrower's Loan Documents, the Guaranty, and all other agreements, instruments and documents (and with respect to the foregoing, any amendments or supplements thereto or modifications thereof) executed or delivered to the Banks pursuant to the terms of this Agreement.

               "GAAP" means as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position of the Borrower and its Subsidiaries, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants in order to continue as a generally accepted accounting principle or practice may be so changed. In the event of a change in Generally Accepted Accounting Principles, the Banks and the Borrower will thereafter negotiate in good faith to revise covenants in this Agreement affected thereby in order to make such covenants consistent with GAAP then in effect.

               "GUARANTOR" means Lift-Tech.

               "GUARANTY" has the meaning set forth in Section 5.04.

               "INDEBTEDNESS" means at a particular time and with respect to a particular Person, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, as obligor, guarantor or otherwise or any commitment by which such Person assures a creditor against loss, (b) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, and (c) any obligation of such Person to a Multiemployer Plan which constitutes a liability under GAAP.

               "INTEREST PERIOD" means with respect to any LIBOR Loan, the period commencing on the date such loan is made and ending, as the Borrower may select, pursuant to Sections 2.02 and 2.05 hereof, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                    (a) no Interest Period may extend beyond the Revolving Credit Maturity Date; and

                    (b) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day, unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

               "LEVERAGE RATIO" means the ratio of Borrower's total Liabilities to Tangible Net Worth such figures to be determined in accordance with GAAP consistently applied each year and from year to year in conformity with the most recent financial statements of the Borrower delivered to the Administrative Agent and the Banks pursuant to Section 7.02.

               "LIABILITIES" has the meaning usually given that term in accordance with GAAP, and includes Indebtedness.

               "LIBOR INTEREST RATE" means, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest hundredth of one percent) determined by either of the Banks to be equal to the quotient of (a) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by
(b) one minus the Eurocurrency Reserve Requirement for such Interest Period.

               "LIBOR LOAN" means any Revolving Loan, to the extent that the interest rate therefor is determined by reference to the LIBOR Interest Rate.

               "LICENSES" has the meaning set forth in Section 6.17.

               "LIFT-TECH" means Lift-Tech International, Inc., a Delaware corporation.

               "LITIGATION" has the meaning set forth in Section 6.10.

               "LOAN(S)" means, individually and collectively, any advance or advances made as a Revolving Loan or pending loans.

               "LONDON INTERBANK OFFERED RATE" applicable to any Interest Period for a LIBOR Loan means the greater of the rate per annum (rounded upward, if necessary, to the nearest hundredth of one percent) quoted at approximately 11:00 a.m. London time by Reuters or Telerate two Business Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of U.S. dollar deposits for a period, and in an amount, comparable to the Interest Period and principal amount of the LIBOR Loan which shall be made by the Banks and outstanding during such Interest Period.

               "MULTIEMPLOYER PLAN" means any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower of any Controlled Group Member has or had on or after September 26, 1980 an obligation to contribute.

               "MULTIPLE EMPLOYER PLAN" means any employee pension benefit plan subject to Title IV of ERISA and described in Section 4063 of ERISA of which the Borrower or another Controlled Group member at any time during the five preceding plan years is or has been a contributing sponsor and which has at least one other contributing sponsor who is not a Controlled Group Member.

               "NOTICE OF BORROWING" has the meaning set forth in Section 2.02.

               "OBLIGATIONS" means all of the Borrower's obligations, liabilities and indebtedness to the Banks of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, indirect, contingent, fixed or otherwise and whether arising or existing under written agreement, oral agreement or operation of law, including, without limitation, all of the Borrower's indebtedness, liabilities and obligations to the Banks pursuant to this Agreement, and the Revolving Credit Notes.

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
               "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of the said corporation.

               "PENSION PLAN" means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA maintained for employees of the Borrower or any Controlled Group Member or to which Borrower or any Controlled Group Member made, or was required to make, contributions at any time within the preceding six years.

               "PERMITTED INVESTMENTS" means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof and having maturities of not more than one year from the date of acquisition, (b) time deposits and certificates of deposit, having maturities of not more than one year from the date of acquisition, or either of the Banks or any other domestic commercial bank having capital and surplus in excess of $250,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (d) below,
(c) repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within one year after the date of acquisition,
(e) the Borrower's investments on the date of this Agreement in each of its Subsidiaries and CM Insurance Company, Inc., (f) the Columbus McKinnon Corp. Capital Focus Account with Fleet Investment Services, (g) the pending proposed investment in Lister Bolt and Chain Ltd., and (h) other investments having an aggregate fair market value not to exceed $3,000,000 at any time.

               "PERMITTED LIENS" means (a) liens securing the payment of taxes or other governmental charges not yet due and payable; (b) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (c) the liens and security interests in favor of the Banks; (d) liens securing the payment of taxes or other governmental charges or mechanic's or artisan's liens, the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves; (e) any reservation, exception, encroachment, easement, right-of-way, covenant condition, restriction, lease or similar title exception or encumbrance affecting the title to any real property of the Borrower that does not, in the Banks' reasonable determination, (i) materially impair the use of such property or (ii) materially lessen the value of such property for the purposes for which the same is held by the Borrower; and (f) liens disclosed in Schedule 1.01 attached hereto.

               "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

               "PREMISES" means all real property owned by the Borrower or any of its Subsidiaries.

               "PRIME LOAN" means any Revolving Loan, to the extent that the interest rate therefor is determined by reference to the Stated Prime Rate.

               "PROPORTIONATE SHARE" means, with respect to a Bank, the ratio of such Bank's Revolving Credit Commitment to the total of both Banks' Revolving Credit Commitments.

               "PROHIBITED TRANSACTION" has the meaning set forth in Section 406 of ERISA or Section 4975 of the Code.

               "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

               "REPORTABLE EVENT" means a reportable event described in
Section 4043 of ERISA and regulations thereunder other than a reportable event not subject to the requirement for a 30-day notice to the PBGC.

               "REVOLVING CREDIT COMMITMENT(S)" means $6,250,000 outstanding at any one time for each Bank separately and $12,500,000 outstanding at any one time for both Banks collectively.

               "REVOLVING CREDIT MATURITY DATE" means the third anniversary of the date of this Agreement.

               "REVOLVING CREDIT NOTE" and "Revolving Credit Notes" have the meanings set forth in Section 2.03.

               "REVOLVING LOAN" and "Revolving Loans" have the meanings set forth in Section 2.01.

               "STANDBY LETTER OF CREDIT" means a standby letter of credit issued by a Bank at the request of the Borrower pursuant to Section 3.01.

               "STATED PRIME RATE" means the rate of interest established by the Administrative Agent from time to time as a guide for determining actual lending rates to its customers, and may or may not be the most favorable rate charged by the Administrative Agent, or the Banks, to its, or their, borrowers from time to time.

               "SUBSIDIARY" means, as to an entity, a corporation of which shares of stock having ordinary voting power (other than stock having said power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such entity.

               "TANGIBLE ASSETS" means as of the date of any determination thereof the Borrower's total Assets (less applicable reserves and other properly deductible items) which under GAAP, consistently applied, would be reflected on the balance sheet of the Borrower, after deducting therefrom intangible assets of any kind.

               "TANGIBLE NET WORTH" means the total stockholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) of the Borrower determined in accordance with GAAP, less intangible assets of any kind.

               "TRADE LETTER OF CREDIT" means an import trade letter of credit issued by a Bank at the request of the Borrower pursuant to Section 3.01.

               "WELFARE PLAN" means any employee benefit welfare plan as defined in Section 3(1) of ERISA maintained for employees of the Borrower or another Controlled Group Member or to which Borrower or any Controlled Group Member made, or was required to make, contributions at any time within the preceding six years.

          SECTION 1.02 ACCOUNTING TERMS. All accounting terms used but not specifically defined in this Agreement shall be construed in accordance with GAAP.

          SECTION 1.03 CONSTRUCTION. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and "or" has the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The article, section, table of contents and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.


                                   ARTICLE II.
                      AMOUNT AND TERM OF REVOLVING LOANS

          SECTION 2.01 REVOLVING CREDIT COMMITMENT. Subject to all of the terms and conditions of this Agreement, each Bank severally agrees to lend to the Borrower during normal business hours prior to the Revolving Credit Maturity Date, such sum or sums of money (individually a "Revolving Loan" and collectively, the "Revolving Loans") as the Borrower may request in accordance with the procedures set forth herein in an aggregate principal amount at any time outstanding not to exceed such Bank's Proportionate Share of the Borrowing Capacity. Each Revolving Loan which is to be made as, continued as, or converted to a LIBOR Loan shall be in an amount not less than $250,000 for each Bank. Each Revolving Loan shall be made ratably by each Bank in accordance with its Proportionate Share. Within the foregoing limits and subject to all other terms and conditions hereof, the Borrower may borrow, repay and reborrow hereunder. The failure of either Bank to make any requested Revolving Loan to be made by it shall not relieve the other Bank of its obligation (if any) to make any Revolving Loans, but neither Bank shall be responsible for the failure of the other Bank to make any Revolving Loan to be made by such other Bank.

          SECTION 2.02 NOTICE AND MANNER OF BORROWING. On the first day of each month during the term of this Agreement, Borrower shall be entitled to determine which portion, if any, of the Revolving Loans may be made as, continued as, or converted to a LIBOR Loan or made as, continued as, or converted to a Prime Loan. Except for "Sweep Loans" as defined below, Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") at least one (1) Business Day prior to the date it desires any Revolving Loan to be made, if all of such Loan is to be a Prime Loan, and at least three (3) Business Days prior to the date it desires any Revolving Loan, if all or any portion of such Loan is to be a LIBOR Loan, specifying: (a) the date of such Loan, (b) the amount of such Loan, (c) the type of such Loan and (d) in the case that all or a portion of such Loan is to be a LIBOR Loan, the duration of the Interest Period applicable thereto;

provided that the minimum principal amount of each LIBOR Loan shall be $250,000. Borrower has established with Fleet a certain bank account relationship pursuantto which the relevant account ("Account") is swept on a daily basis of excess cash, and loans are made as necessary to fund any deficit (individually, a "Sweep Loan" and collectively, "Sweep Loans"). The Administrative Agent is hereby authorized by Borrower and the Banks to make Prime Loans hereunder as needed to fund any necessary Sweep Loan without advance notice to Borrower or Marine and without advance notice by Borrower to Administrative Agent, Fleet or Marine. Any such Prime Loan made to fund a Sweep Loan, may also be repaid without premium or penalty from the next available excess cash in the Account. After receiving a Notice of Borrowing, the Administrative Agent shall notify each Bank by telephone of such notice and such Bank's share of such Loan. Each Bank shall, before 11:00 a.m. (New York time) on the date a Loan is requested to be made as specified in a Notice of Borrowing , deposit with the Administrative Agent such Bank's share of such Loan in immediately available funds. Upon fulfillment of all applicable conditions set forth herein and after receipt by the Administrative Agent of such funds, the Administrative Agent shall pay or deliver all funds so received to the order of the Borrower at the office of the Administrative Agent. All Notices of Borrowing shall be irrevocable and shall be given not later than 11:00 a.m. on the day which is not less than the number of Business Days specified above for such notice.

          SECTION 2.03 REVOLVING CREDIT NOTES. The obligation of the Borrower to repay all of the Revolving Loans made by a Bank under this Agreement shall be evidenced by a Revolving Credit Note substantially in the form of Exhibit A hereto (individually a "Revolving Credit Note" and collectively the "Revolving Credit Notes") duly completed, in the maximum principal amount of $6,250,000, payable to such Bank and maturing on the Revolving Credit Maturity Date.

          SECTION 2.04 NON-RECEIPT OF FUNDS BY ADMINISTRATIVE AGENT. Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Loan that such Bank will not make available to the Administrative Agent such Bank's share of such Loan, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of such Loan in accordance with the terms of this Section 2.04. If and to the extent any Bank shall not have so made its share of any Loan available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until such amount is repaid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks. If such Bank shall repay to Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's share of such Loan for purposes of this Agreement. If such Bank does not repay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately repay such corresponding amount to the Administrative Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such proposed Loan. Any such repayment by the Borrower may, but need not, be made with proceeds of another loan, not subject to this Agreement, extended to the Borrower by one of the Banks.

               Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among Banks.

          SECTION 2.05 CONVERSIONS AND RENEWALS. Borrower may elect on the first day of each month during the term hereof to convert all or part of a Prime Loan into a LIBOR Loan or a LIBOR Loan into a Prime Loan or to renew all or part of a LIBOR Loan by giving the Administrative Agent notice at least one (1) Business Day before conversion into a Prime Loan and at least three (3) Business Days before conversion into or renewal of a LIBOR Loan specifying: (a) the renewal or conversion date; (b) the amount of the Prime Loan or LIBOR Loan to be converted or renewed; (c) in the case of a conversion, whether the conversion is into a Prime Loan or a LIBOR Loan; and (d) in the case of a renewal of, or a conversion into, a LIBOR Loan, the duration of the Interest Period applicable thereto; provided that (i) the minimum principal amount of each Prime Loan outstanding after a conversion shall be $250,000 and the minimum principal amount of each LIBOR Loan after a renewal or conversion shall be $250,000; and
(ii) a LIBOR Loan can be converted only on the last day of the Interest Period for such LIBOR Loan. The Administrative Agent shall promptly notify each bank of each such notice. All conversions and renewals shall be made in the proportion that each Bank's Loan bears to the total amount of both Banks' Loans.
All notices given under this Section 2.05 shall be irrevocable and shall be given not later than 11:00 a.m. (New York time) on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Administrative Agent the notice specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall be automatically converted into a Prime Loan on the last day of the Interest Period for such LIBOR Loan.

          SECTION 2.06 INTEREST PRICING GRID. (a) The applicable initial rates of interest to be charged for each LIBOR Loan or Prime Loan made hereunder shall be established as of the date of this Agreement as listed on the Pricing Grid set forth below. The Initial Pricing shall be subject to adjustment as of the day which is sixty (60) days after the last day of the then most recently completed fiscal quarter of Borrower ("Pricing Date") and shall be effective for all Revolving Loans regardless of when made based on any change in Borrower's leverage, as measured by Borrower's Leverage Ratio as determined in accordance with Section 7.13 of this Agreement ("Pricing Event"). The Pricing Grid reflects the changed pricing which will replace the Initial Pricing as of a Pricing Date based on a Pricing Event as follows:

                                PRICING GRID

                            A.  INITIAL PRICING

     Prime Loan Option  --  Stated Prime Rate plus 0%
     LIBOR Loan Option  --  LIBOR Interest Rate plus 50 Basis
                            Points ("BP").

                         B.  AFTER A PRICING EVENT
=====================================================================
Leverage Ratio*          Prime Loan Option        LIBOR Loan Option
- - -------------------    ----------------------   ---------------------

I.   Less than .50       Stated Prime Rate        LIBOR Interest Rate
     to 1.0              plus 0%                  plus 50 BP


II.  Equal to or         Stated Prime Rate        LIBOR Interest Rate
     Greater than        plus 0%                  plus 60 BP
     .50 to 1.0 but
     Less than .75
     to 1.0


III. Equal to or         Stated Prime Rate        LIBOR Interest Rate
     Greater than        plus 0%                  plus 75 BP
     .75 to 1.00
     but Less than
     1.0 to 1.0
 -------------------------------------------------------------------
*For purposes of this Pricing Grid only, Borrower's Leverage Ratio shall be calculated based on the GAAP definitions of "Liabilities" and "Tangible Net Worth" except that Borrower's unrestricted cash and cash equivalents (as defined in FASB-95) may be netted against total Liabilities.

Upon the Administrative Agent receiving notice of the occurrence of a Pricing Event, the Administrative Agent shall notify Borrower in writing or by telephone of the changed pricing which becomes effective as the result of a Pricing Event.

               (b) Any change in the interest pricing resulting from a change in the Stated Prime Rate shall be effective as of the opening of business on the day on which such change in the Stated Prime Rate becomes effective.

               (c) Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed which will result in a higher effective annual rate.

               (d) Interest on the Loans shall be paid in immediately available funds to the Administrative Agent at 10 Fountain Plaza, Buffalo, New York as follows:

                    (i) For all Loans, except to the extent that any Loan is a LIBOR Loan, on the first day of each month commencing on the first such day after the making of such Loan and at maturity of such Loan; and

                    (ii) For each LIBOR Loan, on the last day of the Interest Period with respect thereto and in the case of any Interest Period greater than three months, also at three month intervals after the first day of such Interest Period.

               (e) Upon failure to make any payment of interest on the Revolving Note within ten (10) days of the due date thereof, Borrower promises to pay, upon demand by the Administrative Agent, a late charge equal to the greater of $25.00 or five percent (5%) of the amount of any such overdue amount. The assessment and/or collection of late charges shall in no way impair the right of the Banks or the Administrative Agent to pursue any other remedies hereunder.

               (f) Any principal amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the rate of interest otherwise payable on such amount plus four percent (4%) until paid in full.

          SECTION 2.07 COMMITMENT FEE. Borrower shall pay to the Administrative Agent for the account of each Bank a commitment fee for the period from the date hereof to the earlier of (a) the Revolving Credit Maturity Date, or (b) any other termination of the Banks' commitment to extend Revolving Loans to the Borrower pursuant to Section 2.01 above, computed at a rate per annum (based on a year of 365 or 366 days as the case may be) equal to one eighth of one percent (1/8%) on the average daily excess of each such Bank's Proportionate Share of the Borrowing Capacity over the aggregate unpaid principal balance of such Bank's share of all Revolving Loans and Letters of Credit. Such commitment fees shall be payable in arrears on the last day of each calendar quarter. Upon receipt of any commitment fee, the Administrative Agent will promptly thereafter cause to be distributed to each Bank, such Bank's Proportionate Share of such payments.

          Section 2.08  Prepayments.

               (a) Optional Prepayments. Borrower shall have the right to prepay all or any portion of any Loans at any time; provided, however, (i) each partial payment shall be in a principal amount of not less than $100,000 except for prepayments of Prime Loans made to fund Sweep Loans to which no minimum amount shall apply, and (ii) any LIBOR Loan may be prepaid only on the last day of the Interest Period for such LIBOR Loan.

          Section 2.09 Method of Payment. Borrower shall make each payment under this Agreement and under the Revolving Credit Notes not later than 11:00 a.m. (New York time) on the date when due to the Administrative Agent at 10 Fountain Plaza, Buffalo, New York for the account of each Bank in immediately available funds. Any such payment received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent will before the close of business on the day of receipt cause to be distributed (a) such payments of principal and interest in like funds to each Bank in the proportion that such Bank's Loans to which the payment applies bears to the total amount of all Loans of the Banks to which the payment applies and
(b) other fees payable to any Bank to be applied in accordance with the terms of this Agreement. The Borrower hereby authorizes each Bank, if and to the extent payment to such Bank is not made when due under this Agreement or the Revolving Credit Notes to charge from time to time against any account of the Borrower with such Bank any amount so due. Whenever any payment to be made under this Agreement or the Revolving Credit Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest, except, in the case of a LIBOR Loan, if the result of such extension will be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day with interest only to such preceding Business Day.

          Section 2.10 Illegality. Notwithstanding any other provision in this Agreement, if either of the Banks determines that any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Bank to maintain or fund its LIBOR Loans, then upon notice to the Borrower (with a copy to the Administrative Agent) by such Bank, the Borrower shall either (a) repay in full the outstanding principal amount of all LIBOR Loans made by such Bank, together with interest accrued thereon, or (b) convert all LIBOR Loans made by such Bank to a Prime Loan (i) immediately upon demand of such Bank if such change or compliance with such request, in the judgment of such Bank, requires immediate payment or conversion; or (ii) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

          Section 2.11 Disaster. Notwithstanding anything to the contrary herein:

               (a) If the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

               (b) If both of the Banks determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR Interest Rate, upon the basis of which the rate of interest for any LIBOR Loan is to be determined, do not accurately cover the cost to the Banks of making or maintaining LIBOR Loans;

then, the Administrative Agent shall forthwith give notice thereof to the Borrower whereupon (i) the obligation of the Banks to make LIBOR Loans shall be suspended until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist; and (ii) on the last day of the then current Interest Period applicable to each LIBOR Loan, the Borrower shall either (A) repay in full the then outstanding principal amount of such LIBOR Loan, together with interest thereon, or (B) convert such LIBOR Loan to a Prime Loan.

          Section 2.12 Funding Loss Indemnification. Upon notice to the Borrower from a Bank, the Borrower shall pay to the Administrative Agent, for the account of the applicable Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense incurred as a result of:
(a) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such loan including, but not limited to, acceleration of the Loans pursuant to Section 9.02; or (b) any failure by the Borrower to borrow or convert, as the case may be, a LIBOR Loan on the date for borrowing or conversion, as the case may be, specified in the relevant notice under Section
2.02 or 2.05 hereof, as the case may be.

                                   ARTICLE III.
                                LETTERS OF CREDIT

          Section 3.01 Standby and Trade Letters of Credit. Upon the terms and subject to the conditions hereof, the Administrative Agent shall, at the request of the Borrower, issue irrevocable Letters of Credit in the Administrative Agent's usual form expiring no later than, in the case of Standby Letters of Credit, one year from the date of issuance and, in the case of Trade Letters of Credit, seven months from the date of issuance, and in no case, in the case of either Standby Letters of Credit or Trade Letters of Credit, later than the Revolving Credit Maturity Date, provided that the maximum amount payable under all Letters of Credit shall not, at the time of issue of each Letter of Credit exceed the lesser of (a) $4,000,000 or (b) the unused portion of the Banks' Revolving Credit Commitments.

          Section 3.02 Reimbursement. In the event that the Administrative Agent is called upon by a beneficiary to honor a Standby Letter of Credit or a Trade Letter of Credit, the Administrative Agent shall forthwith give notice thereof to the Borrower, unless the Borrower has made other arrangements with the Administrative Agent with respect to payment to the Administrative Agent of an amount sufficient to permit the Administrative Agent to discharge its obligations under such Letter of Credit plus an amount equal to any and all charges and expenses which the Administrative Agent may pay or incur relative to such Letter of Credit. Any such payment on a Standby Letter of Credit or a Trade Letter of Credit shall be deemed to be a Revolving Loan and, for the purposes of payment of interest, a Prime Loan. Each of the Banks shall be deemed to have purchased from the Administrative Agent a ratable portion of the face amount of each Standby Letter of Credit and each Trade Letter of Credit based upon the respective amounts of their Revolving Credit Commitments. Each of the Banks agrees to indemnify the Administrative Agent as to such Bank's ratable portion of any amount paid by the Administrative Agent under any Standby Letter of Credit or Trade Letter of Credit, plus an amount equal to any and all payments, losses, costs, charges and expenses which the

Administrative Agent may pay or incur relative to such Standby Letter of Credit or Trade Letter of Credit.

          Section 3.03 Indemnity for Costs. Borrower shall indemnify the Administrative Agent and the Banks against any and all actions, proceedings, costs, damages, expenses, taxes (other than taxes on overall net income, assets or capital), claims and demands which the Administrative Agent or either of the Banks may incur or sustain by reason of or arising in any way whatsoever in connection with the opening, establishing or paying of the amounts payable under a Letter of Credit or arising in connection with any amounts payable by the Administrative Agent or either of the Banks thereunder.

          Section 3.04  Fees.

               (a)  Issuance Fees.

                    (i) At the time of issue of any Standby Letter of Credit and on each renewal thereof, the Borrower shall pay to the Administrative Agent
(A) for the account of each Bank, a per annum fee of one percent (1%) of the face amount of such Letter of Credit.

                    (ii) At the time of issue of each Trade Letter of Credit, the Borrower shall pay to the Administrative Agent (a) for the account of each Bank, a fee equal to one quarter of one percent (1/4%) of the face amount of such Letter of Credit and (b) for the account of the Administrative Agent, an issuance fee at the Administrative Agent's then current rate for issuing letters of credit.

               (b) Administrative Fees. At the time of any draw on, amendment to, issuance or renewal of, any Letter of Credit, the Borrower shall pay to the Administrative Agent, in the case of Standby Letters of Credit and Trade Letters of Credit, for the account of the Administrative Agent, (i) an administrative fee at such Bank's or the Administrative Agent's, as the case may be, then current rate for draws on, amendments to, issuance or renewals of letters of credit and (ii) any out-of-pocket expenses incurred by such Bank or the Administrative Agent, as the case may be, in effecting such draw, amendment, issuance or renewal.

          Section 3.05 Reimbursement Unconditional. Unless due to the gross negligence or willful misconduct of the Administrative Agent or a Bank, neither the Administrative Agent nor either of the Banks or any of their correspondents shall be liable, and the Borrower's obligations to the Administrative Agent and the Banks with respect to the Letters of Credit shall not be affected by, any change of circumstance or conditions or action of any person or entity related to this Agreement or the Letters of Credit, including without limitation:

               (a) the validity, accuracy, sufficiency or genuineness of any document, instrument, statement or endorsement thereon, even if such should in fact prove to be in any or all respects invalid, inaccurate, insufficient, fraudulent or forged;

               (b) any breach of any agreement between the Borrower and any beneficiary of any Letter of Credit or any other party, even if the Administrative Agent or either or the banks has received notice of the same;

               (c) any failure of any draft to bear any reference or adequate reference to the related Letter of Credit;

               (d) any act or omission by the Administrative Agent or either of the Banks in connection with any Letter of Credit or related drafts and documents if done in good faith;

               (e) any omissions, interruptions, errors misdeliveries or delays in the transmission or delivery of any documents, message or communication by mail, cable, telegram or other media in connection with any Letter of Credit;

               (f) any act, error, default, omission or failure in business or any beneficiary of any Letter of Credit, any correspondent or any other party, or any other act or omission beyond the control of the Administrative Agent or either of the Banks;

               (g) any acceptance or payment of overdrafts or irregular drafts or extensions of time limits or other changes or variations in any Letter of Credit if assented to, orally or in writing, by the Borrower, and the Borrower shall be conclusively deemed to have waived any right to object to such variation unless within five (5) days of receipt of such irregular drafts or documents or notice of such variation, the Borrower files written notice with the issuer of such Letter of Credit;

               (h) any delay by any party in giving, or failure to give notice of any default under any agreement involving the Administrative Agent or either of the Banks;

               (i) failure of the Administrative Agent or either of the Banks to perfect any interest in or exercise any right with respect to any collateral or any other security, endorsement or guarantee it may have for payment of the Borrower's obligations; or

               (j)  any amendment to which the Borrower has assented.

          Section 3.06 Validity and Sufficiency of Documents. Delivery to the Administrative Agent or either of the Banks of any documents complying on their face with the requirements of any Letter of Credit, as originally issued or subsequently amended or modified, shall be sufficient evidence of their validity and of the sufficiency and good faith of the beneficiary of such Letter of Credit, and its successors, transferees, agents or assignees, notwithstanding any actual or implied notice to the contrary, and the Administrative Agent or such Bank may pay such document without liability or responsibility for their validity or sufficiency.

          Section 3.07 Successors. The Administrative Agent and the Banks may rely upon and pay, as complying with the terms of the Letters of Credit, any drafts, required statements or other documents otherwise in order that may be signed or issued by the administrator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other legal representative of the party who is authorized under the respective Letter of Credit to draw, sign or issue any drafts, required statements or other documents.
                                   ARTICLE IV.
                                   USE OF LOANS

          Borrower shall use the proceeds of all Revolving Loans for general corporate purposes.

                                    ARTICLE V.
                               CONDITIONS PRECEDENT

          The agreement of the Banks and the Administrative Agent to make available the Revolving Loans and Letters of Credit shall be effective only upon fulfillment of the following conditions at the date of the execution of this
Agreement:

          Section 5.01 Documents. All instruments, certificates and agreements to be furnished to the Administrative Agent and the Banks hereunder shall be of such form and content as the Banks shall reasonably require, and the Borrower shall furnish such consents, authorizations and other instruments and agreements as the Administrative Agent and the Banks shall deem reasonably necessary to effectuate the intent of this Agreement.

          Section 5.02 No Default. No Event of Default and no event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing.

          Section 5.03 Representations and Warranties. The representations and warranties of the Borrower set forth in Article VI of this Agreement shall be true on and as of the date of each Revolving Loan, and the issuance of each Letter of Credit with the same force and effect as if made on and as of such date.

          Section 5.04 Guaranties. Guarantor shall have unconditionally guaranteed to the Banks the payment of the Revolving Credit Notes, and the performance of all other Obligations of the Borrower to the Banks (including, without limitation, Obligations existing on the date of this Agreement to Fleet and Marine with respect to various loans and letters of credit), without limitation as to amount. Each of said agreements of guaranty shall be in form and content satisfactory to the Administrative Agent and the Banks ("Guaranty").

          Section 5.05 Authorization. Borrower shall have taken appropriate corporate action to authorize, and the Borrower's board of directors shall have adopted resolutions authorizing the execution and delivery of this Agreement, the Revolving Credit Notes, and the other Borrower's Loan Documents and the taking of all action called for by this Agreement, the Revolving Credit Notes, and the other Borrower's Loan Documents, and the Borrower shall have furnished to the Administrative Agent and the Banks certified copies of such corporate action and board resolutions and such other corporate documents as Administrative Agent and the Banks may request.

          Section 5.06 Certain Corporate Documents. Borrower and the Guarantor shall have furnished to the Administrative Agent and the Banks a certificate in form and content satisfactory to the Banks from an officer of Borrower certifying that there have been no changes to the certificate of incorporation or by-laws of Borrower or Guarantor since November 3, 1995 and certifying to such corporate proceedings, status and incumbency matters as the Banks may reasonably request.

          Section 5.07 Legal Opinion. Legal counsel for the Borrower and the Guarantor shall have furnished to the Administrative Agent, the Banks and their counsel a favorable opinion in form and content satisfactory to the Banks dated the date of this Agreement.

          Section 5.08 Amendments. Borrower and the Banks shall have executed satisfactory amendment agreements amending the loan documentation for each of the presently outstanding ESOP loans and Industrial Revenue Bonds involving Borrower and the Banks to conform the financial covenants and pricing in such loan documentation to the financial covenants and pricing set forth in this Agreement.

                                   ARTICLE VI.
                         REPRESENTATIONS AND WARRANTIES

          Borrower makes the following representations and warranties to the
Banks:

          Section 6.01 Existence. Each of the Borrower and its Subsidiaries (other than Endor S.A. de CV) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated. Each of the Borrower and its Subsidiaries is qualified to do business and is in good standing under the laws of all states in which failure to qualify or maintain good standing would have a material adverse effect on its operations or financial condition.

          Section 6.02 Authority. Borrower has full power, authority and legal right to enter into this Agreement, the Revolving Credit Notes, and the other Borrower's Loan Documents. The execution, delivery and performance by the Borrower of this Agreement, the Revolving Credit Notes, and the other Borrower's Loan Documents, and the execution, delivery and performance by Lift-Tech of the Guaranty (a) have been duly authorized by all necessary action; (b) are not in contravention of the terms of the Borrower's certificate of incorporation or by-laws or of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower, or any of the property of the Borrower, is bound; (c) to Borrower's knowledge do not and will not require any governmental consent, registration or approval; (d) to Borrower's knowledge do not and will not contravene any contractual or governmental restriction to which the Borrower or Lift-Tech or any of the property of the Borrower or Lift-Tech may be subject; and (e) do not and will not, except as contemplated herein, result in the imposition of any lien, charge, security interest or encumbrance upon any property of the Borrower, Lift-Tech under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which the Borrower or Lift-Tech is a party or by which the Borrower, or any of the property of the Borrower, or Lift-Tech may be bound or affected. Each of the Borrower and Lift-Tech, has the full corporate authority to own or lease and operate its property and to conduct the business in which it is currently engaged and in which it proposes to engage.

          Section 6.03 Binding Effect. (a) This Agreement constitutes, and the Revolving Credit Notes, and the other Borrower's Loan Documents, when executed and delivered by the Borrower pursuant hereto, will constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except to the extent that enforcement of any such obligations of the Borrower may be limited by bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors generally.

               (b) The Guaranty, when executed and delivered by Lift-Tech pursuant hereto, will constitute the legal, valid and binding obligation of Lift-Tech enforceable in accordance with its terms, except to the extent that enforcement of any such obligation of Lift-Tech may be limited by bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors generally.

          Section 6.04 Financial Data. (a) Borrower has delivered to the Banks audited financial statements of the Borrower for its fiscal years ending
March 31, 1992, March 31, 1993, March 31, 1994, March 31, 1995 and March 31,
1996 certified by Ernst & Young, certified public accountants. Such financial statements fairly present the results of operations and financial condition of the Borrower and its Subsidiaries for the periods indicated therein in accordance with GAAP except as otherwise disclosed therein.

               (b) No material adverse change has occurred in the business or financial condition of the Borrower and its Subsidiaries, since March 31, 1996.

          Section 6.05 Liens and Encumbrances. Except for Permitted Liens, all Assets of the Borrower and its Subsidiaries are owned free and clear of all security interests, liens, claims, and encumbrances.

          Section 6.06 Tax Obligations. Borrower and its Subsidiaries have filed complete and to Borrower's knowledge correct federal, state and local tax reports and returns required to be filed by them, prepared in accordance with any applicable law or regulation, and except for extensions duly obtained, the Borrower and its Subsidiaries have either duly paid all taxes, duties and charges indicated on such reports and returns as owed by them, or made adequate provision for the payment thereof. Except as disclosed on Schedule 6.06 attached hereto, and to Borrower's knowledge there are no material unresolved questions or claims concerning any tax liability of the Borrower or its Subsidiaries.

          Section 6.07 Indebtedness and Liabilities. Borrower and its Subsidiaries have no Indebtedness other than Indebtedness reflected on the Borrower's consolidated balance sheet as of March 31, 1996 and Indebtedness disclosed on Schedule 6.07 hereto. Except for the Indebtedness referred to above, and liabilities for trade payables and accrued expenses reflected on the Borrower's consolidated balance sheet as of March 31, 1996, or incurred since the date thereof in the ordinary course of business, the Borrower and its Subsidiaries have no Liabilities.

          Section 6.08 Use of Proceeds and Margin Security. Borrower shall use the proceeds of the Revolving Loans in a manner consistent with all applicable laws, statutes, rules and regulations. The Borrower does not own any margin security and none of the loans advanced or funded hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin securities or for any other purpose not permitted by Regulation G or U of the Board of Governors of the Federal Reserve System.

          Section 6.09 Investments. As of the date hereof, the Borrower does not have any investment in any Person (other than Permitted Investments) and is not engaged in any joint venture or partnership with any other Person.

          Section 6.10  Litigation and Proceedings.  Except as set forth on
Schedule 6.10 attached hereto, there is no "Litigation" (as defined below) pending or to the knowledge of the Borrower, threatened, against the Borrower or any of its Subsidiaries, which, if adversely determined, would have a material adverse effect on the business, financial condition or operations of the Borrower or any of its Subsidiaries. No judgments are outstanding against the Borrower or any of its Subsidiaries or binding upon any of the assets or property of any of them, nor is there now pending or, to the best of the Borrower's knowledge after diligent inquiry, threatened, any litigation, claim, arbitration or governmental proceeding ("Litigation") by or against the Borrower or any of its Subsidiaries, which, if adversely determined, would have a material adverse effect on the business, financial condition or operations of the Borrower or any of its Subsidiaries and, to the best of the Borrower's knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation, claim, arbitration or governmental proceedings.

          Section 6.11 Other Agreements. Neither the Borrower nor any of its Subsidiaries to their knowledge is in default under any material indenture, loan agreement, mortgage, deed of trust or similar document relating to the borrowing of monies or any other material contract, lease, or commitment to which it is a party or by which it is bound. There is no dispute regarding any contract, lease, or commitment which is material to the financial condition, results of operations or business of the Borrower or any of its Subsidiaries.

          Section 6.12 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement, the Revolving Credit Notes, and all of the other Borrower's Loan Documents and the performance of the Borrower's obligations hereunder and thereunder are not to Borrower's knowledge in contravention of any laws, orders, regulations or ordinances. Each of the Borrower and any of its Subsidiaries is in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities relating to its business operations and assets, except for laws, orders, regulations and ordinances the violation of which would not, in the aggregate, have a material adverse effect on its financial condition, results of operations or business.

          Section 6.13 Patents, Trademarks and Licenses. Each of the Borrower and its Subsidiaries owns or possesses rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames required to continue to conduct its business substantially as heretofore conducted. No such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge.

          Section 6.14  ERISA.

               (a)  With respect to each Pension Plan:

                    (i) The plan is qualified under Section 401(a) of the Code, and any trust through which the plan is funded meets the requirements to be exempt from federal income tax under Section 501(a) of the Code.

                   (ii) There has been no accumulated funding deficiency (as defined in Section 412(a) of the Code) with respect to the plan, whether or not waived, at any time since the effective date of Section 412 of the Code as to the plan.

                  (iii) All contributions required to be made to the plan under the terms of the plan or any collective bargaining agreement or applicable law have been made to the plan.

                   (iv) If the plan is a defined benefit plan (as defined in Section 3(35) of ERISA), had the plan terminated and benefits been distributed on the last plan valuation date, the plan would have been sufficient for benefit liabilities (within the meaning of Sections 4001(a)(16) and 4041(d) of ERISA) as of that date.

               (b) No ERISA Title IV Liability Event has occurred or is expected to occur with respect to any Pension Plan subject to Title IV of ERISA that is not sufficient for liabilities within the meaning of Section 4041(d) of ERISA.

               (c)  With respect to each Multiemployer Plan:

                    (i) Neither the Borrower nor any Controlled Group Member has incurred or expects to incur withdrawal liability to the plan (within the meaning of Section 4201 of ERISA) in connection with complete or partial withdrawal from the plan.

                   (ii) Borrower and each Controlled Group Member have made all contributions they are required to make to the plan under the terms of the plan or any collective bargaining agreement or applicable law.

                  (iii) Neither the Borrower nor any Controlled Group Member has been notified that the plan is in reorganization (within the meaning of Section 4241 of ERISA) or that it is suspected to go into reorganization or be terminated.

               (d)  With respect to each Welfare Plan:

                    (i) The administrator of the plan (as defined in Section 3(16)(A) of ERISA) has materially complied with any applicable requirements under Part 1 of Title I of ERISA.

                   (ii) The plan has been administered and operated in accordance with its governing documents and in material compliance with all applicable federal and state laws and regulations thereunder.

                  (iii) Neither the plan, nor any fiduciary with respect to the plan has engaged in any Prohibited Transaction, other than any transaction subject to a statutory or administrative exemption.

                   (iv) All premiums due on any insurance contracts through which the plan is funded have been or will be paid. All contributions required to be made to the plan under any collective bargaining agreement or otherwise have been or will be made.

                    (v) Any trust through which the plan is funded is exempt from federal income tax under Section 501(a) of the Code and satisfies the requirements of Section 505 of the Code.

          Section 6.15 Assets. Each of the Borrower and any of its Subsidiaries possesses, or has unrestricted rights to use or exercise all assets and rights necessary for the conduct of its business as hereto before conducted.

          Section 6.16 Investment Company Act. Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

          Section 6.17 Licenses and Permits. To Borrower's knowledge, each of the Borrower and its Subsidiaries is current and in good standing with respect to all governmental approvals, permits, certificates, licenses, inspections, consents and franchises (collectively, the "Licenses") necessary to continue to conduct its business and to own or lease and operate its properties substantially as heretofore conducted, owned, leased or operated, including, without limitation, any and all Licenses related to federal, state and local environmental laws.

          Section 6.18  Environmental Compliance.  Except as set forth on
Schedule 6.18 hereto:

               (a) There are no claims, investigations, litigation, administrative proceedings, whether pending or, to the best of the Borrower's knowledge, threatened, or judgments or orders, relating to any hazardous substances, hazardous wastes, discharges, emissions, or releases of same (collectively "EPA Matters") relating to any real estate owned or leased by the Borrower or any of its Subsidiaries.

               (b) To the best of the Borrower's knowledge, no hazardous substances, hazardous materials, hazardous wastes, oil, or toxic substances, within the meaning of any applicable statute or regulation, are presently stored or otherwise located on real estate owned or leased by the Borrower or any of its Subsidiaries, except for such substances as are stored or otherwise located thereon in material compliance with all federal, state and local statutes and regulations (including applicable permits held by the Borrower).

               (c) It is the Borrower's corporate policy that no hazardous substances, hazardous materials, hazardous wastes or toxic substances, within the definition of any applicable statute or regulations, may be used by or on behalf of Borrower for any purpose upon any such real estate or stored thereon, except in material compliance with all applicable federal, state and local statutes and regulations (including applicable permits held by the Borrower), and the Borrower makes appropriate efforts to ensure that its employees and other Persons act in conformance with such policy with regard to such real estate.

               (d) There has been no release of any hazardous substance as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. 9601 et. seq.), as amended, nor any release of oil or hazardous wastes upon or into the real estate owned or leased by the Borrower or any of its Subsidiaries and, to the best of the Borrower's knowledge, there have been no such releases on, upon or into any real property adjoining or in the vicinity of such real estate which through soil or groundwater migration could have come to be located upon such real estate.

               (e) To the best of the Borrower's knowledge, there are no friable asbestos-containing materials, whether, in the nature of thermal insulation products such as pipe, boiler or breach coverings, wraps or blankets or sprayed-on or trowelled-on products, in, on or upon the real estate owned or leased by the Borrower or any of its Subsidiaries.

               (f) To the best of the Borrower's knowledge, there is no urea formaldehyde foam insulation in or upon the real estate owned or leased by the Borrower or any of its Subsidiaries.

               (g) The real estate owned or leased by the Borrower or any of its Subsidiaries, to the best of the Borrower's knowledge, has not been used, and will not be used, for the generation, treatment, storage or disposal of any hazardous substances or hazardous wastes or as a landfill or other hazardous waste disposal site, except in full compliance with all applicable laws, rules and regulations. To the best of the Borrower's knowledge, there are no underground storage tanks on the real estate owned or leased by the Borrower or any of its Subsidiaries, and any former underground storage tanks have been closed and removed to the satisfaction of appropriate regulatory agencies.

               (h) To the best of the Borrower's knowledge, no prior owner of the real estate owned or leased by the Borrower or any of its Subsidiaries or any tenant, subtenant, prior tenant or prior subtenant has used oil or hazardous wastes or substances on, from, or affecting such real estate in any manner which violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of oil or hazardous wastes or substances.

               (i) To the best of the Borrower's knowledge, there has been no release of any hazardous substance to the soil, surface water or ground water located at the real estate owned or leased by the Borrower or any of its Subsidiaries.

          Section 6.19 Subsidiaries. All of the capital stock of all of the Borrower's Subsidiaries has been validly issued, is fully paid and nonassessable and is owned by the Borrower free and clear of all liens.

          Section 6.20 Full Disclosure. This Agreement, the financial statements delivered in connection herewith, the representations and warranties of the Borrower herein and in any other document delivered or to be delivered by or on behalf of the Borrower or any of its Subsidiaries, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. There is no material fact which the Borrower has not disclosed which materially and adversely affects or, so far as the Borrower now foresees, will materially and adversely affect the assets, business, prospects, profits, or condition (financial or otherwise) of the Borrower or any of its Subsidiaries, the rights of the Banks or the ability of the Borrower to perform this Agreement.

          Section 6.21 Survival of Warranties. All representations and warranties contained in this Agreement and the other Financing Documents shall survive the execution and delivery of this Agreement and the termination hereof.


                                   ARTICLE VII.
                              AFFIRMATIVE COVENANTS

          During the term of this Agreement and so long as the Revolving Credit Notes, or any other Obligations remain outstanding and (even if there are no Obligations outstanding) so long as this Agreement remains in effect:

          Section 7.01 Payments. Borrower shall duly and punctually make payments of principal and interest on all indebtedness incurred by it pursuant to this Agreement in the manner set forth in this Agreement and the Revolving Credit Notes.

          Section 7.02 Financial Statements. Borrower shall furnish to the Administrative Agent and the Banks: (a) within 45 days after the end of each of its three-month fiscal periods unaudited consolidated and consolidating balance sheets and income statements of the Borrower and its Consolidated Subsidiaries and balance sheets and income statements of CM Insurance Company, Inc., all at and as of the end of each such three-month fiscal period and, when applicable, at and as of the end of each fiscal year, all in such detail as the Banks may reasonably request; (b) within 120 days after the end of each of its fiscal years, and as of the end of each such year, audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries and audited financial statements of CM Insurance Company, Inc. certified by Ernst &
Young, LLP or other independent certified public accountants satisfactory to the Banks; (c) promptly upon receipt thereof, copies of any reports submitted to the Borrower or any of its Subsidiaries by independent certified public accountants in connection with the examination of financial statements of the Borrower or any of its Subsidiaries made by such accountants; and (d) together with each financial statement provided for herein, a certificate of the chief financial officer of the Borrower certifying, to the best of his knowledge and belief, that (i) no Event of Default under the terms of this Agreement has occurred, and
(ii) no event which would constitute an Event of Default under this Agreement but for the requirement that notice be given or time elapse, or both has occurred, or if any such event has occurred or then exists, stating the nature thereof and the steps being taken by Borrower to cure same.

          Section 7.03 Taxes. Borrower shall promptly pay, and shall cause each of its Subsidiaries to promptly pay, all of its taxes, assessments and other governmental charges prior to the date on which penalties are attached thereto (except for non-material penalties incurred in the ordinary course of business of the Borrower and its Subsidiaries, as such business is presently conducted), establish, and cause each of its Subsidiaries to establish, adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits; provided, however, that nothing herein contained shall be interpreted to require the payment of any tax, assessment or charge so long as its validity is being contested in good faith by the Borrower or any of its Subsidiaries.

          Section 7.04 Actions and Claims. Borrower shall promptly inform the Banks of the commencement of any action, suit, counterclaim or proceeding against the Borrower or any of its Subsidiaries involving (a) any claim in excess of $2,000,000, unless such claim is fully covered by insurance (other than any applicable standard deductible); (b) any claim which results in the aggregate of all claims then outstanding and not fully insured to exceed $2,000,000; (c) any claim which would materially adversely affect the financial condition of the Borrower or any of its Subsidiaries; or (d) any claim which questions the validity of this Agreement, any of the other Financing Documents or any action taken or to be taken pursuant to any of the foregoing.

          Section 7.05 Tax Adjustments and Defaults. Borrower shall promptly notify the Banks in writing of (a) any material adjustment or assessment by any taxing authority as soon as it has knowledge thereof and the results of any audit of any tax returns of the Borrower or any of its Subsidiaries after its completion; (b) the occurrence of any event or the existence of a condition which constitutes, or which but for a requirement of lapse of time or notice, or both would constitute, an Event of Default; or (c) any material default in the performance of any terms or conditions contained in any mortgage, indenture or instrument relating to borrowed money or the material lease of real or personal property or any other material contract to which the Borrower or any of its Subsidiaries is bound.

          Section 7.06 Insurance. Borrower shall, and shall cause each of its Subsidiaries to: (a) maintain, at all times, insurance with responsible insurance carriers against fire, theft and other hazards on all of its property so insurable in such manner and to the extent that like properties are usually insured by others operating properties of a similar character in the same general localities; (b) maintain, at all times, adequate insurance with responsible insurance carriers (which may include CM Insurance Company, Inc. for the first $5,000,000 of coverage and may include, with respect to workers' compensation insurance, self-insurance in amounts acceptable to the Banks) against liability on account of damage to persons or property and under all applicable workers' compensation laws; and (c) deliver promptly to the Banks upon request, certificates of insurance evidencing those insurance policies required to be carried by the Borrower and its Subsidiaries pursuant hereto.

          Section 7.07 Existence of the Borrower. Borrower shall, and shall cause each of its Subsidiaries to, maintain its existence as a corporation under the laws of the jurisdiction in which it was incorporated and remain or become duly qualified or licensed in each jurisdiction in which the conduct of its business requires such qualification or license.

          Section 7.08 Inspections. Borrower shall, and shall cause each of its Subsidiaries to, permit any persons designated by the Banks at such times as the Banks may request to visit and inspect any of the properties, books and financial records of the Borrower and any of its Subsidiaries, and to make extracts from and copies of such books and financial records.

          Section 7.09 ERISA Notices. At the request of a Bank, the Borrower shall deliver to the Banks copies of (a) all annual reports, including schedules and attachments, filed with the Internal Revenue Service or PBGC by the Borrower or a Controlled Group Member with respect to any Pension Plan subject to Title IV of ERISA and (b) all notices the Borrower or a Controlled Group Member receives from the Internal Revenue Service, PBGC, or U.S. Department of Labor with respect to any Pension Plan, Welfare Plan, or Multiemployer Plan, promptly after the filing or receipt of such documents. As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred or will occur with respect to any Pension Plan or Welfare Plan, or that the PBGC, the Borrower or any Controlled Group Member has instituted or will institute proceedings under Title IV of ERISA to terminate any Pension Plan, or that application will be made to the Secretary of the Treasury for a waiver of the minimum funding standard pursuant to Section 412(d) of the Code with respect to any Pension Plan or Multiemployer Plan, the Borrower shall deliver to the Banks a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Pension Plan termination or waiver application and the action the Borrower proposes to take with respect thereto.

          Section 7.10 Labor Disputes. Within ten (10) days after the Borrower learns of (a) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, (b) any strikes or material walkouts relating to any of the plants or other facilities of the Borrower or any of its Subsidiaries, or (c) the expiration of any labor contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound, the Borrower shall notify the Banks of the same and the steps the Borrower plans to take in response thereto.

          Section 7.11 Environmental Matters. (a) Borrower shall indemnify and hold the Administrative Agent and the Banks harmless from any loss, cost (including reasonable attorneys' fees), liability and damage whatsoever incurred by the Borrower, any of its Subsidiaries, the Administrative Agent or either of the Banks by reason of any violation by the Borrower or any of its Subsidiaries of any applicable statute or regulation for the protection of the environment for which the Borrower or any of its Subsidiaries has any liability or which occurs upon any real estate owned by or under the control of the Borrower or any of its Subsidiaries, or by reason of the imposition of any governmental lien for the recovery of environmental clean-up costs expended by reason of such violation as related to any real estate owned by or under the control of the Borrower or any of its Subsidiaries; provided that, to the extent that the Borrower or any of its Subsidiaries is held by a court of competent jurisdiction to be strictly liable without regard to fault under any such statute, the Borrower's obligation to indemnify the Administrative Agent and the Banks under this subsection 7.11(a) shall likewise be without regard to fault on the part of the Borrower or any of its Subsidiaries with respect to the violation of law which results in liability to either of the Banks; and provided further that this agreement to indemnify and hold harmless shall not apply to any loss, cost, liability or damage arising by reason of the gross negligence or willful misconduct of the Administrative Agent or either of the Banks.

               (b) So long as any Obligations are outstanding and (even if there are no Obligations outstanding) so long as this Agreement remains in effect, if either of the Banks, at any time, has a reasonable basis to believe that real estate owned or leased by the Borrower or any of its Subsidiaries has become subject to a lawful clean-up order or decree by an agency having jurisdiction over the Borrower or any of its Subsidiaries, then the Borrower shall, upon request from either of the Banks, provide such Bank with such reports, certificates, engineering studies or other written material or data as the Banks may reasonably require from it so as to satisfy either of the Banks that it and each of its Subsidiaries is in material compliance with all applicable environmental laws and regulations.

               (c) Upon the Borrower learning that (i) any real estate owned or leased by the Borrower or any of its Subsidiaries has become subject to a lawful environmental clean-up order or decree or to an environmental compliance enforcement action by an agency having jurisdiction over the Borrower or any of its Subsidiaries, (ii) the Borrower or any of its Subsidiaries is subject to federal or state investigation evaluating whether any remedial action is needed to respond to the unpermitted or unauthorized release of any hazardous substance into the environment, or in, on or to any real estate owned or leased to Borrower, or (iii) any properties or assets of the Borrower or any of its Subsidiaries are subject to an Environmental Lien, the Borrower shall notify the Banks of the same and the steps the Borrower plans to take in response thereto.

          Section 7.12 Proxy Statements, etc. Borrower shall furnish to the Banks, promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

          Section 7.13 Leverage Ratio. Borrower shall have a Leverage Ratio as of the last day of each of Borrower's fiscal quarters during the term of this Agreement not in excess of 1.00 to 1.00.

          Section 7.14 Interest Coverage Ratio. Borrower shall have a ratio of earnings before interest and taxes to interest expense for each twelve (12) month period ending on the last day of each of its fiscal quarters during the term of this Agreement of not less than 3.00 to 1.00.

          Section 7.15 Debt Service Coverage Ratio. Borrower shall have a ratio of (a) earnings before interest expense, taxes, depreciation and amortization, less capital expenditures and dividends for each twelve (12) month period ending on the last day of each of its fiscal quarters during the term of this Agreement to (b) all principal payments made or required or scheduled to be made during such twelve (12) month period on account of long term indebtedness plus interest expense for such period of at least 1.75 to 1.00.

                                   ARTICLE VIII.
                                NEGATIVE COVENANTS

          During the term of this Agreement and so long as the Revolving Credit Notes or any other Obligations remain outstanding and (even if there are no Obligations outstanding) so long as this Agreement remains in effect:

          Section 8.01 Indebtedness and Liabilities. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness, except for trade obligations and normal accruals in the ordinary course of business, and obligations to the Banks with respect to any Letters of Credit, Revolving Loans and Indebtedness listed on Schedule 8.01 attached hereto.

          Section 8.02 Encumbrances. Except for Permitted Liens and personal property leases and purchase money security interests entered into in the ordinary course of business, the Borrower shall not mortgage, pledge or otherwise encumber or suffer to be encumbered any of its Assets, or permit any of its Subsidiaries to mortgage, pledge or otherwise encumber or suffer to be encumbered any of its Assets.

          Section 8.03 Consolidations, Acquisitions, Fundamental Changes. Borrower shall not, and shall not permit any of its Subsidiaries to, change its name, merge or consolidate with or into any other corporation, acquire the stock or assets of any other firm or corporation (except for the pending acquisition of Lister Bolt and Chain Ltd.), or amend its certificate of incorporation for the purpose of altering its structure, or change the general character of its business as it is presently conducted.

          Section 8.04 Guaranties. Borrower shall not, and shall not permit any of its Subsidiaries to, guarantee, endorse or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly, by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business and the Guaranty.

          Section 8.05 Disposal of Property. Borrower shall not, and shall not permit any of its Subsidiaries to, convey, lease or sell all or any substantial portion of its respective property, assets or business to any other Person, or sell and leaseback any substantial portion of its respective property or assets.

          Section 8.06 Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, lend to, invest in, or otherwise advance funds to any Person, except for Permitted Investments; provided, however, CM Insurance Company, Inc. may make investments in the ordinary course of its business as it has heretofore conducted such business.

          Section 8.07 Transactions with Affiliates. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction including, without limitation, the purchase, lease, sale or exchange of any property to, from or with, or the rendering or purchase of any service to or from, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms after allowance for any discount given in the ordinary course of business.

          Section 8.08 Other Business. Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business unrelated to its current businesses, engage in any transaction out of the ordinary course of business, or engage in any transaction which materially and adversely affects its ability to pay its Liabilities or its Obligations hereunder.


                                   ARTICLE IX.
                                EVENTS OF DEFAULT

          Section 9.01 Events of Default. The occurrence or existence of any one or more of the following events shall constitute an "Event of Default":

               (a) Nonpayment, within ten (10) days of any applicable due date, of any installment of principal of, or interest on, any of the Revolving Credit Notes, or any other Obligation of the Borrower under this Agreement; or

               (b) The making of a general assignment by the Borrower, any of its Subsidiaries or the Guarantor for the benefit of creditors, or the institution by the Borrower, any of its Subsidiaries or of the Guarantor of any type of bankruptcy, reorganization or insolvency proceeding under any state or federal law or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims or winding up of affairs of the Borrower, any of its Subsidiaries or the Guarantor; or

               (c) The appointment of a receiver or trustee for the Borrower, any of its Subsidiaries or the Guarantor or for any assets of the Borrower, any of its Subsidiaries or the Guarantor or the institution against the Borrower, any of its Subsidiaries or the Guarantor of any type of bankruptcy, reorganization or insolvency proceeding under any state or federal law or for any proceeding for the dissolution or liquidation of the affairs of the Borrower, any of its Subsidiaries or the Guarantor and the failure to have such appointment vacated, or such proceeding dismissed, within forty five (45) days; or

               (d) If the subject matter of any certificate, statement, representation, warranty or audit heretofore, herein or hereafter furnished by or on behalf of the Borrower, any of its Subsidiaries or the Guarantor pursuant to or in connection with this Agreement (including, without limitation, the representations and warranties contained herein) shall prove to be untrue or misleading in any material respect or to have omitted any substantial contingent or unliquidated liability or claim against the Borrower, any of its Subsidiaries or the Guarantor; or, if on the date of the execution of this Agreement or on the date of any Revolving Loan or Letter of Credit there shall have been any adverse change in any of the facts disclosed by any such certificate, statement, representation, warranty or audit; or

               (e) Default by Borrower in the performance of any material term or condition of this Agreement not otherwise specifically referred to in this
Section 9.01 unless such default is curable and Borrower has notified the Banks and Administrative Agent of its intent to effect a cure, and is diligently proceeding to cure such default, and cures such default within fifteen days of the occurrence thereof; or

               (f) Entry of a judgment or cumulative judgments in excess of $2,000,000 (other than any judgment for which the Borrower or any of its Subsidiaries is fully insured other than any applicable standard deductible) against the Borrower or any of its Subsidiaries which remains unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of forty-five (45) days; or

               (g) The occurrence of any event of default, which, under any other loan agreement, note, indenture, mortgage, security agreement or other agreement evidencing or securing other indebtedness of the Borrower, any of its Subsidiaries or the Guarantor to either Bank or to any other party, creates in either Bank or such other party a right to require immediate payment in full of such indebtedness; or

               (h) Default by Borrower, any of its Subsidiaries or the Guarantor in the performance of the terms or conditions of any agreement whether now existing or hereafter arising with either Bank or any other party and the continuance of such default beyond any applicable cure period; or

               (i) If the representations and warranties set forth in Sections 6.14, 6.17 and 6.18 hereof cease to be accurate in all material respects because of the occurrence or existence of one of the events or conditions specified therein, unless such events or conditions are curable and Borrower has notified the Banks and Administrative Agent of its intent to effect a cure, and is diligently proceeding to cure such default, and cures such default within fifteen days of the occurrence thereof.

          Section 9.02 Rights of the Banks on Default. Upon the occurrence of any of the Events of Default enumerated in Section 9.01 hereof, the Administrative Agent shall at the request of, or may with the consent of, both of the Banks, (a) declare all obligations of the Banks under this Agreement to be immediately terminated, and (b) declare all indebtedness evidenced by the Revolving Credit Notes, and any other indebtedness of the Borrower to the Banks under this Agreement to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that (i) if any Event of Default specified in
Section 9.01(a) shall occur and continue to exist for more than ninety (90) consecutive days, the Administrative Agent shall take such action at the request of, or may take such action with the consent of, only one of the Banks and
(ii) if any Event of Default specified in Sections 9.01(b) or (c) shall occur all indebtedness evidenced by the Revolving Credit Notes, and any other indebtedness of the Borrower to the Banks under this Agreement shall thereupon become due and payable concurrently therewith, and the Banks' obligations to lend shall immediately terminate, without any further action by either Bank and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower. Further, upon the occurrence of an Event of Default, the Borrower agrees to furnish promptly to the Administrative Agent such security as the Banks may reasonably request and to execute such agreements or documents deemed reasonably necessary by the Banks to accomplish same. The Borrower agrees that the foregoing rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Banks may or would otherwise have at law or by any instrument evidencing terms of deposit of any fund or by an assignment or transfer of collateral or by any other instrument signed or assented to by the Borrower.

                                   ARTICLE X.
                    THE ADMINISTRATIVE AGENT AND THE BANKS

          Section 10.01 Authorization and Action. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the Guaranty as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The duties of the Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not by reason of this Agreement be a trustee or fiduciary for any Bank. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Revolving Credit Notes and the Guaranty), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or so refraining from acting) upon the instructions of both of the Banks (or, if expressly provided herein, one of the Banks), and such instructions shall be binding upon both of the Banks and all holders of the Revolving Credit Notes and beneficiaries to the Guaranty; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

          Section 10.02 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent (a) may treat the payee of any Revolving Credit Note as a holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to it; (b) consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it or them in accordance with the advice of such counsel, accountants or experts;
(c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of this Agreement or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect to this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by telegram, telex, or facsimile transmission) believed by it to be genuine and to be signed by the proper party or parties.

          Section 10.03 Rights of the Administrative Agent as a Bank. With respect to its Revolving Credit Commitment, the Revolving Loans made by it, and the Revolving Credit Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include the Administrative Agent in its capacity as a Bank. The Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with the Borrower and any person who may do business with or own securities of the Borrower, all as if it were not the Administrative Agent without any duty to account therefor to the Banks.

          Section 10.04 Independent Credit Decisions. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any other Bank and based on such documents and information as it shall deem appropriate at the time continue to make its own credit decisions in taking or not taking action under this Agreement. The Administrative Agent shall have no duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower which may come into the possession of the Administrative Agent, or any of its affiliates.

          Section 10.05 Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) ratably according to the respective amounts of their Revolving Credit Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way related to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of any of the foregoing resulting from the Administrative Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, administration or enforcement of, or legal advice in respect of rights or responsibilities under this Agreement.

          Section 10.06 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrower and the Administrative Agent may be removed at any time with or without cause by both the Banks. Upon any such resignation or removal, the Banks acting together shall appoint a successor Administrative Agent, and shall endeavor to give the Borrower at least ten (10) days prior written notice of the identity of any such proposed successor Administrative Agent, but failure to provide such notice, or of the Borrower to consent to the appointment of such successor Administrative Agent shall not affect the Banks' right to so appoint a successor Administrative Agent. Until a successor Administrative Agent shall have been so appointed by the Banks and shall have accepted such appointment, the Administrative Agent shall continue to act as such. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed thereto and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this
Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          Section 10.07 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) with respect to the Revolving Loans in excess of its pro rata share of such payments shared by both Banks, such Bank shall forthwith purchase from the other Bank such participation in the Revolving Loans made by it as shall be necessary to cause such purchasing Bank to share the excess payment ratably with the other Bank; provided, however, if all or any portion of such excess payment is hereafter recovered from such purchasing Bank, such purchase from the other Bank shall be rescinded and the other Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required prepayment, to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount recovered. The Borrower agrees that either Bank purchasing a participation from the other Bank pursuant to this Section 10.07 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

          Section 10.08 Other Transactions with the Borrower. The Banks and their affiliates may accept deposits from, lend money to, act as trustee under indentures for and generally engage in any kind of business with the Borrower, any person who may do business with or own securities of the Borrower or any Affiliate or Subsidiary of the Borrower, all without any duty to account therefor to the other parties hereto. Each Bank agrees that the other Bank shall have no obligation to attempt to collect payments on the Revolving Loans or with respect to Letters of Credit in preference or priority over the collection of payments under any other loan to the Borrower or its Affiliates. Any receipts or collections from the Borrower or any other obligor on the Revolving Loans when amounts are owing to the recipient on another loan to the Borrower which cannot reasonably be identified to the Revolving Loans or the other loan shall be applied pro rata to the Revolving Loans and such other loan on the basis of the outstanding amount of principal and interest on advances under the Revolving Loans and such other loan.

          Section 10.09 Payments. All payments to be made by Borrower under this Agreement shall be made to the Administrative Agent and Borrower shall be under no obligation to make any payments to anyone other than the Administrative Agent or to allocate, divide or designate any portion of such payments among the Banks. The Administrative Agent shall have sole responsibility for receiving payments and making the necessary allocations and transfers to the Banks of their shares of such payments.


                                   ARTICLE XI.
                                  MISCELLANEOUS

          Section 11.01 Expenses. Borrower shall reimburse the Administrative Agent and the Banks promptly for all reasonable costs and expenses, including reasonable counsel fees and expenses, incurred by the Administrative Agent and the Banks in connection with this Agreement and any indebtedness created hereunder; and for costs and expenses, including reasonable counsel fees and expenses, of the Administrative Agent and the Banks incident to the enforcement of any provision of this Agreement, the Revolving Credit Notes, and any other Financing Documents.

          Section 11.02 Entire Agreement. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof; supersedes all prior negotiations between the parties with respect to the subject matter hereof; cannot be amended, supplemented, modified or terminated orally (or by any course of conduct or usage of trade) and may be amended only by an agreement in writing duly executed by authorized officers of the parties hereto.

          Section 11.03 No Waiver; Cumulative Remedies. No course of dealing and no failure on the part of either of the Banks to exercise and no delay by either of the Banks in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either of the Banks of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies herein expressed are cumulative and not exclusive of any other right or remedy which either of the Banks may have.

          Section 11.04 Notices. Any notice or demand to be given hereunder or any notice or demand on the Revolving Credit Notes or any other document delivered pursuant to this Agreement shall be duly given if mailed by registered or certified mail to each of the parties at the addresses specified below and shall be effective on the date of mailing:

          To Fleet At         Fleet Bank
                              10 Fountain Plaza
                              Buffalo, New York 14202
                              Attention:  Corporate Banking Group

          To Marine At        Marine Midland Bank
                              One Marine Midland Center
                              Buffalo, New York 14203
                              Attention:  Regional Commercial
                                          Banking

          with a copy to      Phillips, Lytle, Hitchcock,
          (which shall not     Blaine & Huber
          constitute notice)  3400 Marine Midland Center
                              Buffalo, New York 14203
                              Attention:  Raymond H. Seitz, Esq.


          To the              Fleet Bank
          Administrative      10 Fountain Plaza
          Agent At            Buffalo, New York 14202
                              Attention:  Corporate Banking Group

          To the Borrower At  Columbus McKinnon Corporation
                              140 John James Audubon Parkway
                              Amherst, New York 14228-1197
                              Attention: R.L. Montgomery
                                         Executive Vice President


or to such other address as each party designates to the other in the manner herein prescribed.

          Section 11.05 Governing Law. This Agreement and the acts and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.

          Section 11.06 Other Agreements. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any agreement or document executed and delivered in connection herewith, the terms and conditions of this Agreement shall control.

          Section 11.07 Successors and Assigns. This Agreement and all documents executed pursuant hereto are binding upon and for the benefit of the Borrower, the Banks, the Administrative Agent, all future holders of the Revolving Credit Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Banks and the Administrative Agent.

          Section 11.08 Set-Off. In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of any Event of Default, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Bank, any amount owing from such Bank to the Borrower, at or at any time after, the happening of such Event of Default.

          Section 11.09 WAIVER OF JURY TRIAL. BORROWER AND EACH OF THE BANKS AND THE ADMINISTRATIVE AGENT HERETO EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY ON ANY CAUSE OF ACTION DIRECTLY OR INDIRECTLY INVOLVING THE TERMS, COVENANTS OR CONDITIONS OF THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. THE PROVISIONS OF THIS SECTION 11.9 SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

          Section 11.10 CONSENT TO JURISDICTION. BORROWER AND EACH OF THE BANKS AND THE ADMINISTRATIVE AGENT AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE SUPREME COURT OF NEW YORK IN ERIE COUNTY, OR IN THE DISTRICT COURT OF THE UNITED STATES FOR THE WESTERN DISTRICT OF NEW YORK.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

                                   BANKS:

                                   FLEET BANK


                                   By: /s/ John J. Larry


                                   MARINE MIDLAND BANK


                                   By: /s/ Cary J. Haller

                                   ADMINISTRATIVE AGENT:

                                   FLEET BANK


                                   By: /s/ John J. Larry


                                   BORROWER:

                                   COLUMBUS McKINNON CORPORATION


                                   By: /s/ R. L. Montgomery

BBoe/be
337772.6                                        -44-

                                   EXHIBIT A

                                 REVOLVING NOTE


$6,250,000.00                                                 Buffalo, New York
                                                                 August 5, 1996


         FOR VALUE RECEIVED, COLUMBUS McKINNON CORPORATION, a New York corporation (Borrower), promises to pay to the order of ________________________
(Bank) at the office of Fleet Bank, as Administrative Agent, at 10 Fountain Plaza, Buffalo, New York 14202, or, at the option of the Administrative Agent, at such other place as may be designated from time to time by the Administrative Agent, in lawful money of the United States of America, on or before August 5, 1999 (Maturity Date), the lesser of the principal sum of SIX MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($6,250,000.00) or the aggregate unpaid principal amount of all Loans made by Bank pursuant to the Credit Agreement among Borrower, Fleet Bank, Marine Midland Bank and Fleet Bank as the Administrative Agent of even date herewith, as the same may from time to time be amended, supplemented or otherwise modified (Agreement), together with interest on the unpaid principal amount hereof at the rates and on the terms set forth in the Agreement. Within the limits of the Revolving Credit, Borrower may borrow, repay and reborrow.
All capitalized terms used, but not defined in this Note, shall have the meanings specified in the Agreement.

          Interest shall be payable monthly on the first day of each month, on the Maturity Date, and in the case of LIBOR Loans, on the last day of each applicable LIBOR Interest Period, if earlier.

          The Bank is authorized to inscribe the date of the making of each Loan, the amount of each Loan, its character as a Prime Loan, or a LIBOR Loan, the date on which each LIBOR Interest Period shall begin and end, each payment or prepayment of principal, and the aggregate unpaid principal balance of this Note, on the schedule on the reverse side hereof and constituting a part hereof, or on any continuation thereof, which shall be attached hereto and made a part hereof (Schedule).

           Each entry set forth on the Schedule shall be prima facie evidence of the facts so set forth. No failure by the Bank to make, and no error in making, any inscription on the Schedule shall affect Borrower's obligation to repay the full principal amount advanced by Bank to or for the account of Borrower or Borrower's obligation to pay interest thereon at the agreed upon rate.

         If this Note becomes due and payable on a day other than a Business Day, the maturity hereof shall be extended to the next succeeding Business Day, and Borrower will pay interest at the aforesaid rate until the date of actual receipt of payment by the holder of this Note.


         No failure by the holder hereof to exercise, and no delay in exercising, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right or power hereunder preclude any other or further exercise thereof or the exercise of any other right of power. The rights and remedies of the holder as herein specified are cumulative and not exclusive of any other rights or remedies which the holder may otherwise have.

         No modification, rescission, waiver, release or amendment of any provision of this Note shall be made except by a written agreement subscribed by duly authorized officers of Borrower and the holder hereof.

         This Note evidences a borrowing under and is entitled to the benefits of the Agreement, to which reference is hereby made with respect to interest rate options and periods, prepayment, waivers of rights to a jury trial, consents to jurisdiction and rights of acceleration of the principal hereof on the occurrence of certain events.

         Borrower hereby waives diligence, presentment, protest and demand, and also notice of protest, demand, dishonor and nonpayment of this Note.

         Borrower agrees to pay on demand by the Bank all reasonable costs and expenses incurred by the holder in preserving holder's rights, enforcing this Note or in collecting the indebtedness evidenced hereby, including, without limitation, if the holder retains counsel for any such purpose, reasonable attorneys' fees and expenses.

         This Note shall be construed under, and governed by the internal laws of the State of New York without regard to principles of conflicts of law.


(SEAL)                        COLUMBUS McKINNON CORPORATION


                              By ______________________________
                                                       (Title)
BB/oe
337772.6

                                   SCHEDULE

                     ADVANCES AND REPAYMENTS OF PRINCIPAL
                    --------------------------------------

===============================================================================
                     BASIS OF
                     INTEREST                AMOUNT OF
                   RATE (STATED     LIBOR    PRINCIPAL   OUTSTANDING
       AMOUNT OF   PRIME RATE OR   INTEREST  PAID OR     PRINCIPAL    NOTATION
DATE     LOAN      OR LIBOR RATE)   PERIOD   REPAID      BALANCE      MADE BY
- - ----   ---------   --------------  --------  ---------   -----------   --------
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
BBsm/337772.6

                               SCHEDULE 1.01

                              PERMITTED LIENS


Liens presently in existence which will remain active after the Closing are:

Columbus McKinnon Corporation ("CMC"):

1.   In favor of Amplicon Financial Corporation and CIT
     Corporation securing their financing lease with CMC for various components of computer hardware and software.

2. In favor of Fleet Trust Company, as Trustee, securing various sinking and accumulation funds held in connection with Town of Amherst and City of Cedar Rapids 1993 Adjustable Rate Demand Industrial Revenue Refunding Bonds (MMars Second Program), Series A (Columbus McKinnon Corporation Project).

3. In favor of Hunter Oil Corporation securing acquisition of a 250 gallon above-ground oil storage tank which was returned to Hunter Oil Corporation approximately two weeks ago.


Columbus McKinnon Limited:

4. In favor of Toronto-Dominion Bank to secure all assets in connection with demand promissory note and term loan financing currently in place.


LIFT-TECH INTERNATIONAL CRANE & HOISTS, LTD.

5.   Secured Party:      AVISCAR
     Location of Filing: Province of Ontario - Ministry of
                         Consumer and Commercial Relations
     Filing No.:         435781512
     Collateral:         1992 Oldsmobile Cutlass


6.   Secured Party:      IBM CANADA CREDIT INC.
     Location of Filing: Province of Ontario - Ministry of
                         Consumer and Commercial Relations
     Filing No.:         002072376
     Collateral:         Computer Equipment


7.   Secured Party:      COMMCORP FINANCIAL SERVICES, INC. by
                         assignment from Norex Leasing Inc.
     Location of Filing: Province of Ontario - Ministry of
                         Consumer and Commercial Relations
     Filing No.:         939678894
     Collateral:         Copier

LIFT-TECH INTERNATIONAL INC.

8.   Secured Party:      UNISYS FINANCE CORP.
     Location of Filing: Michigan Secretary of State
     Filing No.:         454208, 42623, 42760, 914884
     Collateral:         Computer products


9.   Secured Party:      GTE LEASING CORPORATION
     Location of Filing: Michigan Secretary of State
     Filing No.:         527481, 554603
     Collateral:         Thermal machining center, Galt water
                         table and engineering package, CNC
                         plazma software, Northern Telecom PBX
                         Meridian


10.  Secured Party:      NORTHWEST EQUIPMENT FINANCE, INC.
     Location of Filing: Michigan Secretary of State
     Filing No.:         24771, 40456, 878009
     Collateral:         Various identified equipment including
                         Okuma Lath Tooling packaging for CNC
                         50V-Flang, Daewoo Puma 15 Turning
                         Center, Daewoo Ace V-65 Machining
                         Center, Monarch Vertical Machining
                         Center


11.  Secured Party:      PITNEY BOWES CREDIT CORPORATION
     Location of Filing: Michigan Secretary of State
     Filing No.:         936490
     Collateral:         Paragon processor/inserting system


12.  Secured Party:      ARTHUR MACHINERY, INC.
     Location of Filing: Michigan Secretary of State
     Filing No.:         993111
     Collateral:         Miyano MSV-40, CNC Vertical Machining
                         Center


13.  Secured Party:      ADVANTA LEASING CORPORATION
     Location of Filing: Ohio Secretary of State
     Filing No.:         AL29597, AK66427
     Collateral:         Detecto PCS 100 Shipping System, Friden
                         Alkatel 9130 Al and 7450 Postage Scale,
                         Tennant 1186E Polly Sweep and Scrubber
                         Brush

14.  Secured Party:      CITIZENS BANKING CO.
     Location of Filing: Columbiana County Clerk of the State of
                         Ohio
     Filing No.:         12461
     Collateral:         Water conditioning equipment


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                                        -3-

                                 SCHEDULE 6.06

                                TAX OBLIGATIONS





None material, except:

     As has been reviewed in detail with the Lenders, Internal Revenue Services is examining the LTI Holdings, Inc. and Subsidiary federal income tax return for the fiscal years ended March 31, 1992 and 1993. In connection therewith, the Company and IRS have reached a mutually acceptable verbal settlement agreement. The formal written settlement agreement is in process of being drafted. The Company believes that all tax liabilities for the years under review and other years impacted thereby as a result of the settlement agreement have been reserved by the Company.










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                                        -1-

                                SCHEDULE 6.07

                    INDEBTEDNESS NOT DISCLOSED ON BORROWER'S
                CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 1996




None, except:

     Debt incurred hereunder

     Liabilities for trade payables and accrued expenses incurred in the ordinary course of business
















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                                        -1-

                                SCHEDULE 6.10
                          LITIGATION AND PROCEEDINGS


None, except:

I.   Columbus McKinnon Corporation

     A. Various open liability claims: - see Exhibit A attached

     B. Environmental claims, investigations, litigation, or administrative procedures

          1. Relating to any real estate owned or leased by Borrower or its Subsidiaries: - see Schedule 6.18

          2. Relating to sites other than any real estate owned or leased by Borrower or its subsidiaries:

               a. Pendleton Site - Between August 1969 and June 1977, Borrower sent waste pickle liquor to the Frontier Chemical Waste Process, Inc. storage site in Pendleton, New York.
                    Borrower has been identified by New York
                    State Department of Environmental
                    Conservation (NYSDEC) as one of several
                    responsible parties, and Borrower's
                    negotiated allocation of the site remedial costs among the participating PRPs is 12.6%. The approved remediation project is to encapsulate all non-site waste and monitor any future migration. The Borrower's share of encapsulation construction costs and applicable legal and engineering costs is estimated to be a $1.3 million, while future monitoring costs are expected to be approximately $403,000.00 over a 30-year period. Some of these costs will likely be reimbursed from insurance.

               b. Conservation Chemical Matter - The Borrower, through its Positech Division, sent a small amount of waste to this Gary, Indiana site. As such, it is a de minimus contributor, and its future liability will likely not exceed $50.00 under the terms of a recent Order on Consent with the United States Environmental Protection Agency, recently signed by the Borrower.

               c. Blasdell Site - Borrower was informed by Waste Management, Inc. that it is one of many companies that arranged for the disposal of wastes at a site located in Blasdell, New York, owned by Waste Management, Inc. The proposed settlement figure offered by Waste Management, Inc. is $74,819.00. Borrower is in the process of negotiating a reduction of that figure to what it believes is a more reasonable amount.

     C.   Other

               Karen Kladius v. Columbus McKinnon Corporation,
               April 4, 1995, alleged violation of Equal Pay Act at the Midland Forge Division facility.


II.  Lift-Tech International, Inc.

     A.   Rock Mudge v. Lift-Tech International, Inc., United
          States District Court, Western District of Michigan,
          Complaint pursuant to the Americans with Disabilities
          Act.

     B.   Michigan Department of Labor, Bureau of Safety and
          Regulation, Citation and Notification of Penalty.
          Inspection number 124979071.

     C.   Product Liability And Other Cases Pending:

          1. Darleen Ritter, 7/25/91: Herniated disc while operating hoist

          2. Angel Ortiz et al. v. Duff-Norton Company, Inc., et al., Civ. Action No. 95-5970), United States
               District Court, Eastern District of Pennsylvania.
               Complaint alleges that plaintiff was injured by molten metal when a bull ladle fell from an overhead transfer crane. Investigation in the early stages; may be the responsibility of Duff-Norton Company.

          3. Courlands Performance, 12/8/94: Investigation in the early stages, reserves have not been set.
               This is a subrogation case by Courlands workers' compensation carrier.

          4. Helen Collins, 12/18/94: Workers compensation subrogation case. Probably will close without payment.

          5.   Richard Havener, 4/18/95: While lifting a 2200 lb.
               mold, a cable came loose from book and claimant broke four bones in foot and missed 4-5 months of work.

          6.   Bunting, 9/26/95: Hurt back while operating
               Budgit  hoist.




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                                        -3-

                                   EXHIBIT A
                               TO SCHEDULE 6.10

Listing of open liability claims as of June 1996

                                SCHEDULE 6.18
                           ENVIRONMENTAL MATTERS


          With specific reference to Section 6.18 of the Credit Agreement dated as of August 5, 1996, by and among Fleet Bank, Marine Midland Bank, Fleet Bank as Administrative Agent and Columbus McKinnon Corporation, Columbus McKinnon Corporation makes no warranty or representation regarding or in connection with:

     1. The issue of whether the documentation for the electrical equipment at the Lift Tech Facility, Muskegon Heights,
Michigan ("Michigan Facility") has been completed in compliance with the TSCA PCB regulations.

     2.   The issue of the asbestos at the Michigan Facility.

     3.   The issue of whether the preparation of a Spill
Prevention, Control and Countermeasure (SPCC) Plan at the
Michigan Facility is proper.

     4. The issue of whether the development and implementation of a HWCP/PIPP at the Michigan Facility is proper.

     5. The issue of compliance with the exemption under Rule 290 in regard to the maximum noncarcinogenic VOC emission rate of 1,000 pounds per month, and records showing same at the Michigan Facility.

     6. The issue of whether the Michigan Facility is in compliance with, or is a major facility pursuant to, the Clear
Air Act Amendments of 1990 Title V.

     7. The issue of whether storage of listed chemicals in quantities exceeds the thresholds subjecting the Michigan
Facility to the Accidental Release Prevention regulations.

     8. The issue of whether the presence and storage of quantities of EHSs at the Michigan Facility is proper under SARA
Section 302.

     9. The issue of whether storage of EHSs above TPQs or RQs at the Michigan Facility is proper under SARA Title III
Section 304.

     10. The issue of whether there is storage of hazardous substances on-site in quantities above 10,000 lb or of any EHSs in quantities exceeding their TPQ, and the retention of records detailing the same for three years, for purposes of compliance with SARA Title III, Section 312, at the Michigan Facility.

     11. The issue of whether the Michigan Facility has submitted Form Rs, or made the threshold determinations, and documented same for three years, in compliance with Section 313 of Title III of SARA.

     12. The issue of whether Lift Tech is in compliance with the small quantity generator hazardous waste regulations at the Michigan Facility.

     13. The issue of whether the Michigan Facility is in compliance with underground storage tank ("UST") regulations, including any residual contamination stemming from any former contents of the 20,100 gallon UST.

     14. The issue of any residual contamination regarding or in connection with the Chip Dumpster at the Michigan Facility.

     15.  The status of asbestos at the Ohio Facility.

     16.  The issue of whether the Hazardous Substance
Spills/Incidents Plan at the Ohio Facility is complete.

     17. The issue of whether the smog hogs, natural gas-fired boiler, natural gas-fired space heater, parts washers, and coolant evaporator at the Ohio Facility qualify for air permit exemptions.

     18. The issue of whether the storm water pollution prevention plan at the Ohio Facility is complete.

     19. The issue of PRP status in connection with shipments of certain wastes to the Frontier Chemical Royal Avenue Site in Niagara Falls, New York, from the Ohio Facility.

     20. The issue of soil contamination associated with the former USTs at the Ohio Facility.

     21. Any information set forth in the following documents regarding the Chester Hoist Chip Hopper Remediation at the Ohio
Facility:

         .     July 25, 1995 Letter to Jim Mallon from Montgomery
               Watson with proposal for general environmental consulting services;

         .     Waste Characterization Data for Chester Hoist by
               BFI Waste Systems for disposal of dirt and concrete stained with waste oil, dated 8/3/95;

         .     Laboratory Analysis Report, dated 8/10/95 by
               Caschem Laboratories, Inc. to Montgomery Watson re
               Soil Sample from Chester Hoist, consisting of 3 pages;

         .     Scope of Work for General Contractor, dated
               8/24/95;

         . Project Approach, consisting of seven step approach to address stained soil, dated 9/95;

         .     Chip Handling System Revision, dated 8/23/95;

         .     Letter dated 8/31/95 to Chester Hoist from J.
               Herbert Construction Company, Inc. re proposal for dumpster building;

         .     Proposal and Scope of Work to Bob Burkey from
               Voorheis and Company, Inc. dated 9/14/95 re Scope of Work and Proposal.

         .     Letter to Jim Mallon from John Woodruff,
               Montgomery Watson, dated September 21, 1995, re proposal to provide oversite of impacted soil excavation at the chip hopper.

         . Facsimile to Courtney Price from J.R. Burkey, dated September 21, 1995, re evaluation of proposals for Chip Hopper Remediation, with attached proposal from Hal Jones Construction Company, dated September 20, 1995, and disposal agreement with BFI.

         .     Memorandum by facsimile from Robert R. Kimmel to
               Jane Jablons at Kelly Drye and Warren, dated
               September 27, 1995, re chip hopper remediation.

         .     Memorandum by facsimile from Robert R. Kimmel to
               Jane Jablons at Kelly Drye and Warren, dated
               September 28, 1995, re chip hopper remediation.

         . Letter to Robert Kimmel from Courtney M. Price, dated October 18, 1995 re reimbursement for cleanup costs associated with scrap metal hopper.

     22. The issue of the in-place closure of a concrete underground storage tank located at the Lexington Facility, located at State Road 22A, Lexington, Tennessee, which was taken out of service and filled with compacted sand in accordance with all applicable rules, regulations and statutes.

     23. The issue of the possible migration of petroleum contaminants onto a portion of the Borrower's Durbin Durco
Facility, located at 113 21st Avenue, S.W., Reform, Alabama, from the James River Timber Corporation property located immediately
East of the Reform Facility.

     24. The issue of whether Borrower's facility located in Lexington, Tennessee is in compliance with, or is a major facility pursuant to the Clean Air Act Amendments of 1990 Title
V, as well as certain applicable Tennessee state air requirements.

     25. The issue of an amended closure plan that has been submitted to the United States Environmental Protection Agency (USEPA) Region VII with respect to remediation of hazardous waste at the Positech Facility, located on Walnut Street in Laurens, Iowa. Estimated cost of implementing the amended closure plan is $31,000. USEPA has responded, and the Borrower is in the process of revising the closure plan.

     26. The issue of an observed oily sheen at the Borrower's Damascus Facility, located at the Hoist Division, Route 1 Box 41, Damascus, Virginia, that has been investigated. Borrower is in the process of negotiating with the technical consultant to remediate a small area of site contamination. Estimated cost of completing the recommended remedial activities is between $70,000 and $100,000.

     27. The environmental compliance matters, and matters regarding environmental conditions, at the Michigan and Ohio facilities and at the Cambridge, Ontario, Canada, facility, as the case may be, to the extent such matters or conditions are described in the documents listed in A, B or C below. For purposes of the preceding sentence, mere citations to documents shall not be considered descriptions of matters or conditions.

          A.   Phase I Environmental Site Assessment Report for
Lift-Tech International, Inc., 414 Broadway Avenue, Muskegon
Heights, Michigan, Project No. 011110111, prepared by Groundwater
Technology, Inc., dated June 28, 1995.

          B.   Phase I Environmental Site Assessment Report for
Chester Hoist, 7573 State Road, 45 North, Lisbon, Ohio, dated
June 28, 1995, Project No. 011110111, prepared by Groundwater
Technology, Inc.

          C. Phase I Environmental Site Assessment Report for Lift-Tech International Cranes and Hoist, Ltd., Cambridge, Ontario, Canada Facility, 53-D Cowansville Raid, Project No. 011110111, prepared by Groundwater Technology, Inc., dated
June 28, 1995.






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                                        -4-
PAGE

                                SCHEDULE 8.01

                                INDEBTEDNESS


Present Indebtedness of Columbus McKinnon Corporation ("CMC") and its Subsidiaries which will survive the Closing is as follows:

1. Industrial Development Revenue Bonds payable by CMC to various holders secured by Marine Midland Bank letter of credit dated November 3, 1993

2. Employee Stock Ownership Plan term loan guaranteed by CMC payable to:

          Fleet Bank and Marine Midland Bank dated March 31, 1993 as amended October 27, 1994 and November 2, 1995.




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